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                                                                 EXHIBIT 99.1

                  RF MICRO DEVICES CLOSES $300 MILLION OFFERING
                     OF 3.75% CONVERTIBLE SUBORDINATED NOTES

         GREENSBORO, N.C., Aug. 11 -- RF Micro Devices, Inc. (Nasdaq: RFMD) announced today that it has completed the private placement of $300 million aggregate principal amount of 3.75% convertible subordinated notes due 2005. The notes will be convertible into RFMD common stock at a conversion price of $90.17 per share. The conversion price will be adjusted to $45.085 per share effective at the opening of business on August 28, 2000 to reflect a 2-for-1 common stock split announced on July 25, 2000. The initial purchasers of the notes exercised their option to purchase an additional $50 million principal amount of the notes, thus increasing the size of the transaction from the original $250 million to a total of $300 million.

         The Company intends to use the net proceeds of the offering for general corporate purposes, including capital expenditures and working capital. In addition, the Company may use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies if the opportunity arises.

         This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

         The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

         RF Micro Devices, Inc., an ISO 9001-certified manufacturer, designs, develops, manufactures and markets proprietary RFICs for wireless communications applications such as cellular and PCS phones, cordless phones, wireless LANs, wireless local loop handsets, industrial radios, wireless security systems and remote meter reader. RF Micro Devices, Inc. is traded on the Nasdaq National Market under the symbol "RFMD." RF Micro Devices(R) and RFMD(TM) are trademarks of RF Micro Devices, Inc.

CONTACT: Dean Priddy of RF Micro Devices, Inc., 336-664-1233